Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Ballantyne Strong, Inc.

Omaha, Nebraska

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-03849, 333-116739, 333-139177, 333-153408, 333-169115, 333-196019, and 333-207921) of Ballantyne Strong, Inc. of our report dated March 16, 2017, relating to the consolidated financial statements, and the effectiveness of Ballantyne Strong, Inc.’s internal control over financial reporting, which appear in this Form 10-K. Our report on the effectiveness of internal controls over financial reporting expresses an adverse opinion on the effectiveness of internal controls over financial reporting as of December 31, 2016. We also consent to the incorporation by reference of our report dated March 16, 2017 relating to the financial statement schedule, which appears in this Form 10-K.

/s/ BDO USA, LLP

Raleigh, NC

March 16, 2017